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                      February 27, 2023

       Brian LaRose
       Chief Financial Officer
       Petco Health & Wellness Company, Inc.
       10850 Via Frontera
       San Diego, CA 92127

                                                        Re: Petco Health &
Wellness Company, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 29, 2022
                                                            Filed March 24,
2022
                                                            File No. 001-39878

       Dear Brian LaRose:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services